Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of April 3, 2024

among

SMART FOR LIFE, INC.

AND

PURELY OPTIMAL NUTRITION INC.,

TAN ENTERPRISES, INC.,

AVALIANT HOLDINGS CORPORATION,

DANNEL TAN,

JASON KWAN

AND

TIMUR KIM

ARTICLE I DEFINITIONS		1

1.1	Certain Definitions	1
1.2	Certain Definitions (Continuted)	4

ARTICLE II PURCHASE AND SALE OF THE SECURITIES		4

2.1	Purchase and Sale of the Securities	4
2.2	Adjustments to Purchase Price	5
2.3	Closing	6
2.4	Transactions to be Effected at the Closing	6

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS AND SELLER PARTIES		7

3.1	Organization	7
3.2	Authority and Enforceability	7
3.3	Noncontravention	8
3.4	The Securities	8
3.5	Brokers’ Fees	8

ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		8

4.1	Investment Representations	8
4.2	Incorporation, Qualification and Corporate Power; Authority and Enforceability	9
4.3	Statutory Requirements	10
4.4	Subsidiaries	10
4.5	Capitalization	10
4.6	Noncontravention	11
4.7	Financial Statements	11
4.8	Taxes	12
4.9	Compliance with Laws and Orders; Permits	12
4.10	No Undisclosed Liabilities	12
4.11	Tangible Personal Assets	12
4.12	Real Property	13
4.13	Intellectual Property	13
4.14	Absence of Certain Changes or Events	14
4.15	Contracts	15
4.16	Litigation	16
4.17	Employee Benefits	16
4.18	Labor and Employment Matters	16
4.19	Environmental	16
4.20	Insurance	17

i

4.21	Brokers’ Fees	17
4.22	Certain Business Relationships with the Company	17
4.23	Equipment	17
4.24	Customers and Suppliers	17
4.25	Potential Conflicts of Interest	17
4.26	Bank Accounts	18
4.27	[Reserved]	18
4.28	Health Supplement Regulations	18
4.29	Product Liability and Warranty Claims	19
4.30	Privacy and Data Security	19
4.31	Anti-Corruption Laws	19
4.32	Investment Canada Act	20
4.33	Competition Act	20
4.34	Continuation	20
4.35	Full Disclosure	20
4.36	Disclaimer of Warranties	20

aRTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		21

5.1	Organization	21
5.2	Authorization	21
5.3	Noncontravention	21
5.4	Litigation	22
5.5	Capitalization	22
5.6	Valid Issuance of Preferred Stock and Common Stock	22
5.7	Brokers’ Fees	22
5.8	Investment Intent	22

ARTICLE VI COVENANTS		23

6.1	Consents	23
6.2	Operation of the Company’s Business	23
6.3	Access	24
6.4	Notice of Developments; Update to Disclosure Schedules	24
6.5	Termination of Related Party Agreements	24
6.6	No Solicitation	25
6.7	Taking of Necessary Action; Further Action	25
6.8	Covenant not to Compete	25
6.9	Financial Information	26
6.10	Transfer of Cash and Cash Equivalents	26
6.11	Accounts Receivable	26
6.12	Lock-Up	26

ARTICLE VII CONDITIONS TO OBLIGATIONS TO CLOSE		26

7.1	Conditions to Obligation of the Buyer	26
7.2	Conditions to Obligation of the Sellers	28

ii

ARTICLE VIII TERMINATION; AMENDMENT; WAIVER		29

8.1	Termination of Agreement	29
8.2	Effect of Termination	30
8.3	Amendments	30
8.4	Waiver	30

ARTICLE IX INDEMNIFICATION		30

9.1	Survival	30
9.2	Indemnification by Seller Parties	31
9.3	Indemnification by Buyer	31
9.4	Indemnification Procedure	31
9.5	Failure to Give Timely Notice	32
9.6	Limitations on Indemnification Obligation	32
9.7	Payments	32
9.8	Exclusive Remedy	33

ARTICLE X		33

10.1	Preparation of Tax Returns; Control of Audits; Tax Refunds	33
10.2	Tax Claims	36
10.3	Transfer Taxes	36
10.4	Certain Definitions	37
10.5	Liability for Taxes	37

ARTICLE XI MISCELLANEOUS		37

11.1	Press Releases and Public Announcement	37
11.2	Released Claims	37
11.3	No Third-Party Beneficiaries	38
11.4	Entire Agreement	38
11.5	Succession and Assignment	38
11.6	Construction	38
11.7	Notices	38
11.8	Governing Law; Mediation; Arbitration	39
11.9	Headings	40
11.10	Severability	40
11.11	Expenses	40
11.12	Incorporation of Exhibits and Schedules	40
11.13	Specific Performance	40
11.14	Counterparts	40

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT is dated as of April 3, 2024 (the “Agreement”), between and among (i) Smart For Life, Inc., a Delaware corporation (the “Buyer”); (ii) Purely Optimal Nutrition Inc., a company continued under the laws of British Columbia (the “Company”); (iii) Tan Enterprises Inc., a British Columbia corporation (“Tan Enterprises”), (iv) Avaliant Holdings Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Avaliant”) and (v) Timur Kim, an individual (“Kim” and together with Tan Enterprises and Avaliant, hereinafter sometimes collectively referred to as the “Sellers”); (vi) Dannel Tan, an individual who is the sole owner of 100% of Tan Enterprises (“Tan”) and (vii) Jason Kwan, an individual who is the sole owner of 100% of Avaliant (“Kwan”). Tan Enterprises and Avaliant are sometimes hereinafter referred to as the “Seller Entities” in this Agreement. The Sellers, Tan and Kwan are sometimes hereinafter referred to as the “Seller Parties” in this Agreement.

RECITALS

A. The Sellers are collectively the legal and beneficial owners of all of the issued and outstanding shares of the Company on a fully-diluted basis (such shares, the “Securities”).

B. The Sellers desire to sell all of the Securities to the Buyer, and the Buyer desires to purchase all of the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares, as trustee or executor, by Contract or otherwise.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Miami, Florida are authorized or required by Law to close.

“Canadian GAAP” means Canadian generally accepted accounting principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Independent Accounting Firm” means any regionally recognized independent registered public accounting firm which has not represented the Buyer, the Company, or the Sellers or any of their Affiliates for the past five years as will be agreed by the Sellers and the Buyer in writing.

“IRS” means the Internal Revenue Service.

“Knowledge of the Seller Parties” or any similar phrase means the actual Knowledge of the Seller Parties and Company, in each case after due inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations or business of the Company and any of its Subsidiaries, taken as a whole provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any change that generally affects the United States or foreign economies or securities, financial, banking or credit markets (including changes in interest or exchange rates) or geopolitical conditions; (ii) the effect of any change that generally affects any industry in which the Company operates; (iii) the effect of any seasonal changes in the results of operations of the Company consistent with past practices; (iv) the effect of any changes in applicable Laws; or (v) the effect of any change caused by natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trailing Twelve Months Adjusted EBITDA” means the Company’s earnings before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) equity based compensation expense, (v) owner’s and executive’s compensation, (vi) non-essential travel and entertainment, (vii) extraordinary one-time items, and (viii) such other adjustment items as mutually agreed upon by the Buyer and the Sellers for the twelve-month period ended November 30, 2023 as set forth on Exhibit A.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

1.2 For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under Canadian GAAP.

ARTICLE II
PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer agrees to pay to the Sellers as consideration for all of the issued and outstanding Securities at the Closing approximately Eleven Million Nine Hundred Sixty Five Thousand Nine Hundred Sixty Six Dollars and Ten Cents ($11,965,966.10), subject to adjustment pursuant to Section 2.2 (the “Purchase Price”). Payment of the Purchase Price shall be made by delivery of: (i) cash in the aggregate amount of Seven Million Eight Hundred Fifty Nine Thousand Five Hundred Seventy Nine Dollars and Sixty Six Cents ($7,859,579.66) (the “Cash Portion”), payable by wire transfer or delivery of other immediately available funds or by certified or bank cashier’s check payable to the Sellers, which such Cash Portion includes a $1,700,000 amount allocated to payments for inventory of the Seller; and (ii) 18,414 newly issued shares of Series D Convertible Preferred Stock of the Buyer, par value $0.0001 per share (the “Preferred Stock”), representing an aggregate value of Four Million One Hundred Six Thousand Three Hundred Eighty Six Dollars and Forty Four Cents ($4,106,386.44).

2.2 Adjustments to Purchase Price.

(a) Reconstructed EBITDA Adjustments.

(i) The Company has received the audited financial statements for the twelve-month period ending on July 31, 2023 as audited by CohnReznick LLP (the “Audited Financial Statements”). After the receipt of the Audited Financial Statements, the Company has reported that the EBITDA for the twelve-month period ending on November 30, 2023, will be $1,467,073.35 (the “EBITDA Projection”). The Purchase Price will be based upon a 6x multiple of the EBITDA Projection on November 30, 2023 (“Reconstructed EBITDA”), which such multiplied price will be then increased by a non-recurring adjustment of $1,463,526 equal to 3x inventory as of November 30, 2023. In addition, the Purchase Price shall include a cash payment, on a dollar-for-dollar basis, for Inventory (the “Estimated Inventory Payment”) on hand and held for use at the Closing, which is currently estimated to be One Million Seven Hundred Thousand Dollars ($1,700,000). The actual Purchase Price to be paid at the Closing shall be adjusted upwards or downwards based upon (A) the difference between the 6x multiple of Reconstructed EBITDA and the Purchase Price; and (B) the difference between the Estimated Inventory Payment and actual amount of Inventory at Closing. Any adjustments decreasing the Purchase Price because Reconstructed EBITDA is less than the EBITDA Projection shall be allocated proportionately to both the Cash Portion and the Preferred Stock. Any adjustments increasing the Purchase Price because Reconstructed EBITDA is greater than the EBITDA Projection shall be allocated proportionally to the Cash Portion and the Preferred Stock.

(ii) In the event the Sellers do not agree with the Reconstructed EBITDA as set forth in the EBITDA Projection, the Sellers shall so inform the Buyer in writing within 20 days of the Sellers’ receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Reconstructed EBITDA as set forth in the Audited Financial Statements, as well as in the EBITDA Projection within 15 days after notification by the Sellers to the Buyer of a, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot from up to three firms proposed by each of the Sellers and Buyer (after excluding their respective regular outside accounting firms). The fees and disbursements of the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and the Buyer, on the other hand, based on the proportion that the aggregate amount of disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Sellers, on one hand, or the Buyer, on the other hand, as determined by the Independent Accounting Firm, bears to the total amount of such disputed items so referred to the Independent Accounting Firm for resolution. The decision of the accounting firm with respect to all disputed matters relating to the Reconstructed EBITDA shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to within the 20-day period referred to above, the Reconstructed EBITDA shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(b) Adjustment for Outstanding Indebtedness. The Cash Portion (and the Purchase Price) shall be decreased by the amount of any outstanding indebtedness of the Company for borrowed money existing as of the Closing Date and the deducted amount shall be utilized to pay off such outstanding indebtedness.

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto within thirty (30) days of financing, which is expected to occur sixty (60) days from the date of the signing of this Agreement, or a subsequent date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Sellers the Cash Portion of the Purchase Price, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, the Sellers will (A) deliver to the Buyer (i) duly executed instruments of transfer in favor of the Buyer (or as directed by the Buyer) in respect of the Securities, together with all relevant share certificates (if any) in respect of the Securities in the names of the Sellers (or indemnities in respect thereof in a form satisfactory to the Buyer); (ii) the written resignations of all of the directors and officers of the Company from their offices, which resignations shall include their written confirmation that they have no outstanding claims against the Company for the loss of the offices in question or of their employment or otherwise arising; (iii) the notice of articles, articles of incorporation (as amended from time to time), minute books, register of shareholders and common seal, share certificates (if any) and all other books and records of the Company including, without limitation all cancelled and un-issued share certificates; (iv) a certificate of good standing issued by the Registrar of Companies in British Columbia, Canada in respect of the Company; (v) the written resignation of the existing auditors of the Company (if any), which resignation shall include the written confirmation that they have no outstanding claims of any kind against the Company; and (vi) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement, and (B) the Sellers shall hold a meeting of the board of directors of the Company at which there shall be duly passed resolutions (i) accepting the resignations referred to in Sub-clauses 2.4(b)(A)(ii) and 2.4(b)(A)(v) and appointing nominees of the Buyer to fill the vacancies created by such resignations (or shall convene a meeting of the members of the Company for such purpose and (ii) revoking all existing banking mandates of the Company and substituting therefor such banking mandates as the Buyer shall direct. Delivery of all documents, certificates and other items referenced in Section 2.4(b) above, fully and duly executed and in a form compliant with the laws of British Columbia, Canada.

(c) At the Closing, the Company shall (or shall instruct its registered office provider to): (i) update its register of shareholders to give effect to the transfer of the Securities from the Sellers to the Buyer; (ii) cancel all existing share certificates delivered under Sub-clause 2.4(b)(A)(i) (if any) and issue a new certificate in the name of the Buyer; (iii) update its register of directors and officers to give effect to the resignations referred to in Sub-clause 2.4(b)(A)(ii); (iv) make all such necessary filings as may be required with the Corporate Registry in British Columbia, Canada in respect of the foregoing matters; and (v) undertaking all matters as may reasonably be required or requested by the Seller to be undertaken to give effect to the sale and purchase of the Securities and the transactions pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLERS AND SELLER PARTIES

Each of the Company and the Seller Parties, with jointly and severally, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof and shall be updated to be true, correct and complete as of the date of the Closing, except as set forth in the schedule accompanying this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Article III.

3.1 Organization. Each of the Seller Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

3.2 Authority and Enforceability. The execution, delivery and performance by each of the Seller Entities of this Agreement and the consummation by each of the Seller Entities of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Seller Entities, and no other action is necessary on the part of either of the Seller Entities to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. Each of Tan, Kwan and Kim has the requisite legal capacity to execute and deliver this Agreement, to perform his respective obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of each of the Seller Parties, enforceable against each of the Seller Parties in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both: (i)violate, contravene, conflict with or result in the breach of any Law applicable to any of the Seller Parties; (ii)violate, contravene, conflict with or result in the breach of the organizational document or corporate governance documents of any of the Seller Entities; (iii) violate, contravene, conflict with or result in the breach of any Contract to which any of the Seller Parties is a party; (iv) require of any of the Seller Parties any filing with, consent, approval or authorization of, or any material notice to, any third party or Governmental Entity; or (iv) result in the creation or imposition of any Lien on any asset of any of the Seller Parties.

3.4 The Securities. The Sellers are the legal and beneficial owners of record of all of the Securities, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrance whatsoever, other than encumbrances arising hereunder. Except as set forth in this Agreement, none of the Seller Parties is a party to any Contract obligating such Seller Party to vote or dispose of any Securities or other equity or voting interests in, the Company.

3.5 Brokers’ Fees. Except as set forth in Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Seller Party has any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

4.1 Investment Representations. The Preferred Stock is being acquired by each of the Seller Parties for investment purposes and not with a view to the sale or distribution of all or any part of the Preferred Stock, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Each of the Seller Parties has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Preferred Stock. Each of the Seller Parties has reviewed copies of such documents and other information as such Seller Party has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Preferred Stock. Each of the Seller Parties understands that the Preferred Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Preferred Stock or an available exemption from registration under the Securities Act, the Preferred Stock must be held indefinitely. Further, each of the Seller Parties understands and has the financial capability of assuming the economic risk of an investment in the Preferred Stock for an indefinite period of time. Each of the Seller Parties has been advised by the Buyer that the Seller Parties will not be able to dispose of the Preferred Stock, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. Each of the Seller Parties understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Preferred Stock. Each of the Seller Parties acknowledges that the Buyer is under no obligation to register the Preferred Stock except as otherwise expressly set forth in this Agreement or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Preferred Stock in the future. Each of the Seller Parties is an “Accredited Investor” as defined in rule 501(a) of Regulation D of the Securities Act (or if resident in Canada, is an “accredited investor” as defined in National Instrument 45-106 - Prospectus Exemptions).

Each of the Company and the Seller Parties, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof and shall be true, correct and complete as of the date of this Agreement and shall be updated to be true, correct and complete as of the date of the Closing, except as set forth in the Company Disclosure Schedule. Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise. The Company Disclosure Schedule shall be arranged in sections corresponding to the Sections of this Article IV.

4.2 Incorporation, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company has been duly continued under the laws of British Columbia, Canada and is validly existing and in good standing under the laws of British Columbia, Canada, and has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation (or equivalent) to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or (other than as set out in Sub-clause 2.4(c) above) to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, including principals of commercial reasonableness, good faith and fair dealing, whether such enforceability is considered in a proceeding in equity or at Law.

(c) The Company is duly licensed, registered and qualified to do business, is up-to-date in the filing of all required corporate returns and other notices and filings, had paid all governmental fees, taxes and stamp duty from it and is otherwise in good standing in all respects, in each jurisdiction in which it owns or leases property or otherwise carries on business.

4.3 Statutory Requirements.

(a) The Company (i) has filed all necessary returns, particulars and other documents with the Corporate Registry in British Columbia, Canada and recorded in duly signed minutes all resolutions and proceedings which ought to be so recorded and presented, except where the failure to do so would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) has not committed any material breach of the requirements applicable to the Company under the Business Corporations Act (British Columbia) (the “BCBCA”).

4.4 Subsidiaries. The Company has no Subsidiaries.

4.5 Capitalization.

(a) The authorized and outstanding share capital of the Company is as set forth in Section 4.5(a) of the Company Disclosure Schedule. No other share capital or other securities of the Company are or have been authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares or other equity or voting interests of the Company and there are no “phantom equity” rights, interest appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional equity interests of, or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, equity interests of, or other voting interests in, the Company, or any “phantom equity” right, equity appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any share capital or voting shares of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s shareholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any shares or securities of, or other equity or voting interests in, the Company. There are no voting trusts, registration rights agreements or shareholder agreements to which the Company is a party with respect to the voting of the share capital of the Company, as applicable, or with respect to the granting of registration rights for any of the share capital of the Company. There are no rights plans affecting the Company.

(e) The Company has not declared or paid any dividends or declared or made any return of capital or other distribution on any of its shares or other securities nor has the Company, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.

(f)   Except as set forth in Section 4.5(f) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company.

(g) None of the Securities is subject to any charge, lien, encumbrance, option restriction notice pursuant to the BCBCA.

4.6 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both: (i) violate any provision of the notice of articles, articles or constating documents of the Company (collectively, the “Constating Documents”); (ii)violate any Law applicable to the Company on the date hereof; (iii) require the consent, authorization or approval of any third party; or (iv) violate any Contract to which the Company is a party, except with respect to those third party consents that the Sellers shall use reasonable efforts to obtain pursuant to Section 6.1 and in the case of clause (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.6(b) of the Company Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.7 Financial Statements. Section 4.7 of the Company Disclosure Schedule contains true and complete copies of (i) the audited balance sheet of the Company for the two years ended July 31, 2022 and July 31, 2023 and for the five month period ended November 30, 2023; and (ii) the related audited statements of income and cash flows for the two years ended July 31, 2022 and July 31, 2023 and for the five month period ended November 30, 2023 (the “Financial Statements”). The Financial Statements have been prepared in accordance with the Company’s historic accounting practices applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods.

4.8 Taxes.

(a) Except as forth in Section 4.8 of the Company Disclosure Schedule, all Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued. To the Knowledge of the Seller Parties, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(b) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The Company is not a party to any Tax allocation or sharing agreement.

4.9 Compliance with Laws and Orders; Permits.

(a) To the Knowledge of the Seller Parties, the Company is in compliance with all Laws and Orders to which the business of the Company is subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To the Knowledge of the Seller Parties, the Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.10 No Undisclosed Liabilities. The Company does not have any Liability, of a nature that would be required to be disclosed on a corporate balance sheet prepared in accordance with Canadian GAAP, except for (i) liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); or (ii) liabilities that are adequately reserved against.

4.11 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations) and are suitable for the purposes for which they are currently being used.

4.12 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Sellers have heretofore made available to the Buyer true and complete copies of each Real Property Lease. All Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms). Neither the Company nor, to the Knowledge of the Seller Parties, any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any Real Property Leases, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.13 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisional, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or a comparable foreign patent and trademark office in all relevant foreign jurisdictions (including, for the greater certainty, the Canadian Intellectual Property Office) for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.13(d) of the Company Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) no proceedings have been instituted, are pending or, to the Knowledge of the Seller Parties, are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Seller Parties, neither the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business, nor the conduct of the business as presently conducted by the Company infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no claim of a violation, infringement, misuse or misappropriation by any Person, of its rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.13(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Seller Parties, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Absence of Certain Changes or Events. Except as set forth on Section 4.14 of the Company Disclosure Schedule, since the most recent date of any of the Financial Statements, no event has occurred that has had, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which it is bound;

(d) the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Company has not made any payments on behalf of any of the Seller Parties or any other third party;

(g) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

(h) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(i) there have been no material changes in the terms of any channel partnership, distribution arrangement, sales partnership or other revenue sharing arrangement;

(j) there has been no change made or authorized in the Constating Documents of the Company;

(k) the Company has not issued, sold, or otherwise disposed of any of its share capital, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its share capital;

(l) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;

(m) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(n) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business; and

(o) the Company has not committed to any of the foregoing.

4.15 Contracts.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the issuance of any securities or acquisition or disposition of any material business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have heretofore made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.15(a) of the Company Disclosure Schedule. To the Knowledge of the Seller Parties, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Litigation. Except as set forth in Section 4.16 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Seller Parties, threatened against the Company, that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.17 Employee Benefits.

(a) Section 4.17(a) of the Company Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, and (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required.

(b) Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Seller Parties, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.18 Labor and Employment Matters. Section 4.18 of the Company Disclosure Schedule sets forth a list of employees and the terms of employment of all such employees or independent contractors paid or expected to be paid by the Company annual compensation of $50,000 or more. To the Knowledge of the Seller Parties, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement. The only employee of the Company resident in Canada is Dannel Tan, and the Company has complied with all material Canadian employment Laws relating to the employment of Dannel Tan.

4.19 Environmental. Except (i) as set forth in Section 4.19 of the Company Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Seller Parties (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possesses and is in compliance with all Permits required under any Environmental Law for the conduct of their operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.20 Insurance. Section 4.20 of the Company Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of their obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.21 Brokers’ Fees. Except as set forth in Section 4.21 of the Company Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Sellers’ cash, the Sellers and the Company have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.22 Certain Business Relationships with the Company. Except as set forth in Section 4.22 of the Company Disclosure Schedule, neither the Sellers, nor any Affiliate of the Sellers, have been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, own any asset, tangible or intangible, which is used in the Business.

4.23 Equipment. Section 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Financial Statements. The Company has not acquired an item of Equipment for in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by the Company in the ordinary course of business.

4.24 Customers and Suppliers. Section 4.24 of the Company Disclosure Schedule sets forth a correct and complete list of the top 20 product lines by revenue and top three (3) suppliers of the Company during the six months ended November 30, 2023 and indicates with respect to each the name, address and dollar volume of business with the Company. The Company is not required to provide any material bonding or other financial security arrangements in connection with its transactions with any customer or supplier required to be disclosed on Section 4.24 of the Company Disclosure Schedule except as set forth therein. Since the date of the Financial Statements, no customer or supplier required to be disclosed on Section 4.24 of the Company Disclosure Schedule has terminated its relationship with, or materially reduced its purchases from or sales to, the Company.

4.25 Potential Conflicts of Interest. Except as set forth in Section 4.25 of the Company Disclosure Schedule, no officer, director, manager, member, shareholder (or Affiliate thereof) or, to the Knowledge of the Seller Parties, employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company, unless such interest is owned on the date hereof and such Person is not within a ten (10) mile radius of any of the manufacturing operations currently being operated by the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for their business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (d) is party to any agreement, contract or commitment with any of the Company or has received any loan, advance or investment from the Company that has not been repaid in full prior to the date hereof.

4.26 Bank Accounts. Section 4.26 of the Company Disclosure Schedule sets forth a correct and complete list of: (i) each of the bank accounts of the Company, together with a true and complete list of the authorized signatories for such accounts; and (ii) the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

4.27 [Reserved].

4.28 Health Supplement Regulations. Section 4.28 of the Company Disclosure Schedule sets forth a true, correct and complete list of all products and product candidates, including those in development, in clinical trial phase, manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its Subsidiaries, whether or not subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) or a similar international Governmental Entity (a “Regulated Product”). The Company has provided to the Buyer true, correct and complete copies of, without limitation: (A) any applications submitted to a Governmental Entity on behalf of the Company in respect of a Regulated Product; (B) all final study results and/or reports relating to any Regulated Product; (C) all material correspondence to or from any Governmental Entity in respect of a Regulated Product; (D) all documents in the Company’s possession related to inspections by the FDA or other Governmental Entity; and (E) all information relating to adverse experiences obtained or otherwise received by the Company from any source with respect to a Regulated Products. Each of the Company’s Regulated Products is being, and at all times has been, developed, tested, manufactured, packaged, processed, labeled, stored, transported, distributed, sold and/or marketed, as applicable, in compliance in all material respects with all applicable Laws, including those requirements relating to current good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect. The Company has not received from any Governmental Entity any notice of proceedings relating to the revocation, termination, modification or impairment of rights in respect of any Regulated Product that would reasonably be expected to result in a Material Adverse Effect in respect of the Company. The Company has not been notified by the FDA or any other Governmental Entity of any restriction in respect of any Regulated Product. To the Knowledge of the Company, any third-party that is a supplier, manufacturer, or contractor for the Company is in compliance with all Laws and the authorizations, approvals, licenses, permits, certificates, or exemptions in respect of the Regulated Products. The Company has not been informed by any Governmental Entity that it will prohibit the marketing, sale, license or use of any Regulated Product proposed to be developed, produced or marketed by the Company nor has any Governmental Entity expressed any concern as to approving or clearing for marketing any Regulated Product being developed or proposed to be developed.

4.29 Product Liability and Warranty Claims. Except as set forth on Section 4.29 of the Company Disclosure Schedules, there are no claims against the Company pursuant to any product warranty on any Regulated Product or with respect to the production, distribution or sale of defective or inferior Regulated Products or with respect to any warnings or instructions concerning any of the Regulated Products. All Regulated Products sold, provided or delivered by or on behalf of the Company to its customers have been sold, provided and/or delivered in accordance with the terms of all Contracts, product descriptions, specifications, warranties and claims relating thereto. The Company has not received any written threats or complaints material in nature, nor, to the Knowledge of the Seller Parties, is the Company otherwise the subject of any such complaints, from any customer relating to any of the Regulated Products sold, provided and/or delivered by the Company which have not been completely remedied or satisfied prior to the Closing Date. No Regulated Product has been the subject of any voluntary or involuntary recall. Except as set out in Section 4.29 of the Disclosure Schedule, there is no pending or, to the Knowledge of the Seller Parties, threatened investigation or legal proceeding relating to any alleged hazard or defect in design, manufacture, installation, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty, relating to any service provided or product manufactured, installed, distributed or sold by or on behalf of the Company; or any breach of any of the product warranties, indemnities or performance guarantees given to the Company’s customers.

4.30 Privacy and Data Security. The Company has been, and is, in compliance in all material respects with all applicable Law regarding the collection, creation, processing, use, disclosure, storage, transfer and secure destruction of sensitive data, which was collected or processed in connection with the Business (collectively, “Data Protection Laws”). Except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect, the Company has made all required material filings, disclosures and registrations under applicable Data Protection Laws with any relevant Governmental Entity, to the extent applicable, and all such filings, disclosures and registrations are current and up-to-date in all material respects. Section 4.30 of the Disclosure Schedules sets forth a complete list of all such filings, disclosures and registrations. The Company has not and does not collect, create, process, use, disclose, store, transfer or destroy any Protected Health Information (as defined under HIPAA) from or on behalf of any source, and therefore is exempt from HIPAA’s requirements. To the extent applicable, the Company has been, and is, in compliance in all material respects with the Personal Information Protection and Electronic Documents Act (Canada). To the Knowledge of the Seller Parties, the Company has established, implemented, and maintains privacy, data security and cybersecurity policies, programs and procedures that are in compliance in all material respects with applicable Laws, applicable industry practices, and the Company’s obligations under any Contracts, including reasonable and appropriate administrative, technical and physical safeguards, and disaster recovery, business continuity, and incident response plans, designed to protect the confidentiality, integrity, availability and security of sensitive data in its possession, custody or control against unauthorized access, use, disclosure or other misuse. The Company has complied and is in compliance with its online and internal privacy policies in all material respects.

4.31 Anti-Corruption Laws. The Company has not, nor, to the Knowledge of the Seller Parties, has any other Person acting on the Company’s behalf: (A) used any funds for any unlawful payment or purpose (including unlawful payments relating to political activity to government or public officials or others in any jurisdiction or established or maintained any unlawful or unrecorded funds in violation of Law); (B) paid, directly or indirectly, any fee, commission or other sums of money or other property, however characterized, to any governmental official or client or supplier of the Company for any unlawful purpose; or (C) committed any act that constitutes a breach of the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act, or any similar Law in any other jurisdiction, and the Company has adopted and implemented and maintains and enforces policies and procedures designed to ensure continued compliance with such Laws. The Company has not, nor, to the Knowledge the Seller Parties, has any other Person acting on the Company’s behalf, violated any Law in any material respect (including any Law regulating lobbying, accounting, bids or conflicts of interests), which violation could have an adverse effect on: (A) Buyer’s ability to conduct normal operations of the Business after the Closing; or (B) the ability of the Company and the Sellers to complete the transactions contemplated by this Agreement. The Company has not sold any product or furnished any service in violation of any sanction applicable under the United Nations Act, the Special Economic Measures Act, the Freezing Assets of Corrupt Foreign Officials Act, the Corruption of Public Foreign Officials Act or any other similar Law or foreign equivalent.

4.32 Investment Canada Act. The enterprise value, calculated in the manner prescribed under the Investment Canada Act and its regulations, of the assets of the Company, is less than CAD$1.141 Billion. The Company does not provide any of the services, and does not engage in any of the activities, of a “cultural business” within the meaning of the Investment Canada Act.

4.33 Competition Act. The aggregate value of the assets in Canada that are owned by the Company or by any corporations controlled by the Company, and the annual gross revenues from sales in or from Canada generated from such assets, all as determined in accordance with Part IX of the Competition Act and the Notifiable Transaction Regulations made thereunder do not exceed CAD$93 million.

4.34 Continuation. The continuation of the Company from the Cayman Islands into British Columbia (the “Continuation”) was completed in material compliance with all relevant Laws, including the BCBCA and the filing of all documents required to effect the Continuation, as prescribed under the BCBCA, has been completed or otherwise complied with by the Company.

4.35 Full Disclosure. No representation or warranty by the Company or any Seller Party in this Agreement and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.36 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE HERETO, AS THE SAME MAY BE MODIFIED, SUPPLEMENTED OR AMENDED FROM TIME TO TIME), AND THE COMPANY OR THE SELLER PARTIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND ANY REPRESENTATION OR WARRANTY ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICES. THE COMPANY AND SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO THE BUYER OR ANY OF ITS AFFILIATES REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS OR THE COMPANY.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof. Any representation or warranty concerning the Buyer shall be deemed to be a representation concerning the Buyer and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Nevada. The Buyer has the requisite corporate power and authority, as applicable, and any Permits, consents and approvals required to acquire, purchase, and own the Securities and operate their business. The Buyer has made available to the Seller Parties true and complete copies of its respective organizational documents. The Buyer is not in violation of any provision of its organizational documents.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, the authorization, issuance, sale and delivery of the Preferred Stock (and reservation of shares of Common Stock of the Buyer issuable upon the conversion of the Preferred Stock) and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.2 of the Buyer executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 5.3 of the Buyer Disclosure Schedules or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Litigation. There are no Actions pending or, to the knowledge of the Buyer threatened against the Buyer that, if adversely determined, are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the Acquisition and the other transactions contemplated by this Agreement

5.5 Capitalization. The Buyer's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission contains a complete and accurate description of the Buyer's capitalization.

5.6 Valid Issuance of Preferred Stock and Common Stock. The Shares of Preferred Stock being issued to the Sellers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The shares of Common Stock of the Buyer issuable upon conversion of the Preferred Stock have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Buyer's Articles of Incorporation, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

5.7 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

5.8 Investment Intent. The Buyer is acquiring the Securities for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Securities in a manner that would violate the registration requirements of the Securities Act. The Buyer agrees that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. The Buyer is able to bear the economic risk of holding the Securities for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE VI

COVENANTS

6.1 Consents. The Sellers and the Company will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of the Buyer, will use commercially reasonable efforts to carry on business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change to the Constating Documents of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional shares of, or rights of any kind to acquire any share capital of any class of the Company (whether through the issuance or granting of options or otherwise);

(c) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any of the Company Benefit Plans, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any of the Company Benefit Plans if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(g) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(h) any waiver, cancellation or release any material right or any indebtedness owed to the Company, except, with respect to any trade payables, in the ordinary course of business consistent with past practice;

(i) any failure to pay and discharge any trade payables or other material obligations relating to the Company in accordance with Seller’s customary business practices as of the date hereof;

(j) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset (including, without limitation, any of the Company’s Intellectual Property) of the Company (whether by merger, consolidation or otherwise) by the Company;

(k) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; or

(l) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4 Notice of Developments; Update to Disclosure Schedules. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.4 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice. At or prior to the Closing, the Seller Parties and the Company shall make any changes and/or updates to the Disclosure Schedules to ensure that they are true, correct and complete as of the Closing Date and shall deliver such updated Disclosure Schedules to the Buyer at least two (2) Business Days prior to the Closing

6.5 Termination of Related Party Agreements. Except as otherwise set forth herein or in any other document delivered in connection herewith (a "Transaction Document"), at or prior to Closing, all Contracts, whether written or oral, between the Company and/or any of its Affiliates, on the one hand, and any of the Seller Parties, on the other hand, shall be terminated without any further force and effect, and the Seller Parties shall release the Company and the Buyer therefrom from any further liabilities or obligations with respect to Seller.

6.6 No Solicitation.

(a) The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, neither the Sellers nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Sellers or the Company, or any of their Representatives.

6.7 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Seller Parties, the Company and the Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to satisfy all closing conditions and complete the Acquisition in accordance with this Agreement as promptly as practicable. In addition, the Seller and Seller parties shall only cancel or terminate this Agreement sixty (60) days after execution if Closing does not occur prior to such time.

6.8 Covenant not to Compete. For a period of two years from and after the Closing (the “Noncompetition Period”), the Seller Parties shall not, directly or indirectly, participate in any business that is engaged in the sale or distribution of oral supplements, and/or wellness products in the following forms: protein bars, powders, tablets, capsules, liquid tinctures or gummies (the “Business”) in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that (i) ownership of less than 5% of the outstanding stock of any publicly-traded corporation, or (ii) Seller Parties’ investment activities through the companies set forth on Section 6.9 of the Disclosure Schedules shall not be deemed to be engaging in the Business for purposes of this Section. During the Noncompetition Period, the Seller Parties shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Seller Parties shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Company. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.9 Financial Information. The Seller Parties shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create and file with the Securities and Exchange Commission no more than 75 days after the Closing, audited financial statements prepared in accordance with generally accepted accounting principles in the United States for the two full fiscal years preceding the Closing Date, by making available the Seller’s records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Transfer of Cash and Cash Equivalents. On or prior to the Closing, the Company and Seller Parties will transfer, or cause to be distributed all cash and cash equivalents of the Company to, among other things, pay any fees owed by Company to brokers or advisors (including termination fees under any advisory agreement) and any indebtedness for borrowed money.

6.11 Accounts Receivable. Buyer will remit to Seller any amounts collected by Buyer from and after the Closing with respect to any accounts receivable arising before the Closing Date, within ten (10) business days following receipt of such amounts. If there are any refunds or returns received from the date hereof up to thirty days (30) after the Closing Date, such costs shall be the responsibility of the Seller Parties to remit to the Buyer. Any payments under this Section 6.11 will be treated as adjustments to the Purchase Price.

6.12 Lock-Up. In the event of any underwritten offering by the Buyer, the Seller agrees to sign a lockup agreement in the same form as is being signed by other directors, officers, and affiliates.

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Company and the Seller Parties set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Company and the Seller Parties will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Company and the Seller Parties to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) The Company and the Seller Parties shall have delivered to Buyer duly executed counterparts to the Transaction Documents and such other documents and deliverables set forth in this Article VII.

(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Financial Statements that has had or is reasonably likely to cause a Material Adverse Effect.

(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required permits, licenses, approvals or notifications of any Governmental Entities, or other third parties for which the Sellers will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Company and the Seller Parties shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Company, at the Sellers’ expense.

(i) The Company and the Seller Parties shall have delivered to the Buyer updated Disclosure Schedules, which shall be true, correct and complete as of the date of this Agreement and as of the date of the Closing.

(j) The Buyer’s independent public accountants shall have completed the preparation of the Seller’s Audited Financial Statements, together with report of independent public accountant, in conformity with generally accepted accounting principles consistently applied and in compliance with all requirements under the Securities Act.

(k) The Company shall have delivered evidence reasonably satisfactory to the Buyer of the Company’s corporate organization and proceedings and its existence in the jurisdiction in which it is domiciled or otherwise continued, including evidence of such existence as of the Closing.

(l) The Buyer and Tan shall have entered into an employment agreement containing a two (2) year non-competition provision, the form of which is subject to mutual approval by both parties (the “Employment Agreement”).

(m) The Buyer and Kwan shall have entered into an consulting agreement containing a two (2) year non-competition provision, the form of which is subject to mutual approval by both parties (the “Consulting Agreement”).

(n) The Seller Entities shall have entered into change of control agreements containing non-competition provisions that are in form and substance reasonably satisfactory to the Buyer, acting reasonably.

(o) The Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Company after the Closing.

(p) The Buyer shall have filed the Certificate of Designation establishing the rights, terms and preferences of the Preferred Stock with the Secretary of State of Nevada on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

(q) To the extent that the leased Real Property is owned by the Sellers, the Sellers shall have executed new leases for such Real Property that are mutually satisfactory to the parties. To the extent that the leased Real Property is not owned by the Sellers, then the Buyer may require amendments to the existing leases of the Company as a condition to the Closing.

(r) All actions to be taken by the Seller Parties in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form, and substance to the Buyer, and signed upon the Closing.

7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other required authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Each party, as appropriate, shall have obtained any required permits, licenses, approvals or notifications of any Governmental Entities, or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(f) The Buyer’s independent public accountants shall have completed the preparation of the Seller’s Audited Financial Statements, together with report of independent public accountant, in conformity with generally accepted accounting principles consistently applied and in compliance with all requirements under the Securities Act.

(g) The Buyer and Tan shall have entered into the Employment Agreement.

(h) The Buyer and Kwan shall have entered into the Consulting Agreement.

(i) All actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers, and signed upon the Closing.

(j) The Buyer and Tan shall have mutually agreed to the terms of the Certificate of Designation, the form of which is subject to mutual approval by both parties.

(k) The Seller shall approve the actual Purchase Price paid at Closing.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by either the Buyer and/or the Sellers at any time prior to the Closing, by providing written notice to the other party;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before June 30, 2024; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if either of the Sellers or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied;

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement by either Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Sellers (or any stockholder, agent, consultant or Representative of any such party); provided, that the provisions of Sections 11.1, 11.6, 11.7, and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1 Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive for a period of eighteen (18) months following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties set forth in Sections 3.2 (Authority and Enforceability), 3.4 (The Securities), 3.5 (Brokers Fees), 4.2 (Incorporation, Qualification and Corporate Power; Authority and Enforceability), 4.5 (Capitalization), 4.8 (Taxes), 4.21 (Brokers Fees), 5.1 (Organization); 5.2 (Authorization) and 5.7 (Broker Fees) of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect indefinitely.

9.2 Indemnification by Seller Parties. From and after the Closing, the Seller Parties agree to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from any and all losses, liabilities, damages, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, that “Losses” shall not include punitive damages, speculative damages or damages that are not the reasonably foreseeable consequence of the breach giving rise to such Losses except, in each case, to the extent such damages are required to be paid to a third party pursuant to a Third-Party Claim. (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Seller Parties or the Company contained in Article III or IV of this Agreement; or (b) the failure of Seller Parties to perform any of their covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.4 shall be deemed to extend the period for which Seller Parties’ representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6 Limitations on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Seller Parties to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2(a) (but not with respect to the Fundamental Representations for which recover shall not be so limited) is subject to the following limitations:

(a) The Seller Parties shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2(a) (other than with respect to Fundamental Representations for which recovery shall be limited to the amount of the Purchase Price) except to the extent that the amounts indemnifiable for such breaches exceeds an aggregate maximum equal ten percent (10%) of the Purchase Price (the “Deductible”). In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed the Deductible, the Buyer Indemnified Parties shall be entitled to recover for all Losses.

(b) The aggregate liability of each Seller Party for Losses under Section 9.2(a) shall not exceed thirty-five (35%) of the Purchase Price (the “Standard Indemnification Cap”); provided, however, the foregoing Standard Indemnification Cap shall not apply to a breach of the Fundamental Representations or in the case of fraud or intentional misrepresentation. The aggregate liability of each Seller Party for Losses in respect of a breach of a Fundamental Representation shall not exceed the Purchase Price (the “Fundamental Indemnification Cap”); provided, however, the foregoing Fundamental Indemnification Cap shall not apply in the case of fraud or intentional misrepresentation.

(c) Neither the Seller Parties nor the Buyer shall be liable to the other for Losses arising under Section 9.2 or 9.3, as applicable, unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties.

9.7 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly, and in the event that the indemnification claim is a direct claim against the Indemnifying Party, not involving any third parties, then the Indemnifying Party shall have the right to surrender stock, at Indemnifying Party’s discretion upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

9.8 Exclusive Remedy. Other than claims for fraud or willful misconduct, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, fraud, or otherwise, and whether asserted against the Company, its officers, directors or employees, the Sellers or any other Person. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Each of the parties hereto, on behalf of itself and its equity owners, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other party hereto or its and its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant and agreement in this Agreement, except pursuant to the express provisions of this Article IX. Notwithstanding the foregoing restrictions, each party to this Agreement shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance, and no limitation or condition of liability provided in this Article IX shall apply to any claim arising from fraud or criminal misconduct by a party to this Agreement.

ARTICLE X

The following provisions of this Article X shall govern the allocation between the Buyer and Seller Parties of responsibility for certain Tax matters involving the Company following the Closing Date. In the event of any conflict between the provisions of this Article X and any other provision of this Agreement, the provisions of this Article X shall control.

10.1 Preparation of Tax Returns; Control of Audits; Tax Refunds.

(a) The Sellers shall prepare or cause to be prepared for filing by the Company all Tax Returns for the Company for all Tax periods ending on or before the Closing Date (the “Pre-Closing Periods”) that are due after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the terms of this Agreement and the Company’s past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Buyer), shall be provided to the Buyer for its review not later than forty-five (45) Business Days before the due date for filing such Tax Returns (including extensions). If the Buyer does not provide the Sellers with a written description of the items in the Tax Returns or the tax statement that the Buyer intends to dispute within fifteen (15) Business Days following the delivery to the Buyer of such documents, the Buyer shall be deemed to have accepted and agreed to such documents in the form provided, and the Buyer shall thereafter cause all such Tax Returns to be timely filed. The Buyer shall not make any changes to such Tax Returns without the prior written approval of the Sellers. Buyer shall defend, indemnify and hold harmless the Sellers for any Losses they may suffer or incur for Buyer’s failure to timely file such Tax Returns or obtain the approval of the Sellers as required in this Section. The Sellers and the Buyer agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Buyer of such dispute, the Sellers and the Buyer shall jointly request the Independent Accounting Firm to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Independent Accounting Firm shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Buyer shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Independent Accounting Firm shall be borne by the party (i.e., the Sellers, on the one hand, and the Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accounting Firm. The Sellers will timely pay (or cause to be timely paid) all Pre-Closing Tax Liabilities (as such term is defined herein) shown as due and owing on all such Tax Returns. Except as expressly contemplated in this Article X, under no circumstances shall the Buyer or the Company amend any Tax Returns for Pre-Closing Periods without the prior written consent of the Sellers.

(b) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Buyer shall cause the Company to prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices, except to the extent required by applicable Law. Such Tax Returns (including any related work papers or other information reasonably requested by the Sellers) shall be provided to the Sellers for review not later than forty-five (45) Business Days before the due date for filing such Tax Returns (including extensions). If the Sellers do not provide the Buyer with a written description of the items in the Tax Returns or the tax statement that the Sellers intend to dispute within fifteen (15) Business Days following the delivery to the Sellers of such documents, the Sellers shall be deemed to have accepted and agreed to such documents in the form provided, and the Buyer shall thereafter cause such Tax Returns to be timely filed by the Company in the form provided to the Sellers. The Buyer and the Sellers agree to consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the tax statement to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Sellers of such dispute, the Buyer and the Sellers shall jointly request the Independent Accounting Firm to resolve any issue in dispute at least five (5) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Independent Accounting Firm shall make a determination with respect to any disputed issue within five Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Buyer shall cause the Company to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be binding on all parties; provided that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Independent Accounting Firm shall be borne by the party (i.e., the Sellers, on the one hand, and the Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accounting Firm. In addition to the Straddle Period Tax Returns prepared by the Buyer pursuant to this Section, the Buyer shall also submit to the Sellers, together with such Straddle Period Tax Returns, a proposed allocation of the Taxes with respect to any such Straddle Period for which the Sellers are responsible (“Sellers’ Straddle Period Allocation”), and the dispute resolution mechanism set forth in this Section shall also apply with respect to such proposed Sellers’ Straddle Period Allocation. The Sellers, jointly and severally, shall pay to the Buyer on or before the date which is the later of three (3) Business Days before the due date of each applicable Tax Return (after giving effect to any valid extensions), or five days after such final determination, the amount of the Pre-Closing Tax Liabilities for which the Sellers are responsible as determined herein.

(c) The Buyer and the Sellers shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section and, subject in all respects to the provisions hereof, in connection with any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. The Buyer and the Sellers shall (a) retain or cause to be retained all books and records that are in its or his possession with respect to Tax matters pertinent to the Company relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Governmental Authority, and (b) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, the Buyer or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(d) The Buyer and the Sellers shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

(e) To the extent that, subsequent to the date hereof, the Company receives any Tax refund attributable to the period of time prior to the Closing, or the Buyer receives any such Tax refund attributable to the operations of the prior to the Closing, such Tax refund shall be the property of the Sellers, other than to the extent set forth in the following sentence, and the Buyer shall cause the Company to remit such Tax refund to the Sellers within ten (10) Business Days of receipt thereof. Any payment to Sellers pursuant to this section shall be treated as an adjustment to the Purchase Price.

(f) Without the prior written consent of the Sellers, neither the Buyer nor the Company shall make or change any election, change any annual accounting period, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or take any other similar action, or omit to take any action, if such action or omission would have the effect of increasing the present or future liability or obligation of the Sellers to indemnify the Buyer with respect to Taxes pursuant to the provisions hereof.

10.2 Tax Claims. In the event a claim is made or a deficiency alleged following the Closing relating to the Company by the IRS or any other Taxing Authority, which, if successful, would result in a loss or liability in respect of which indemnity properly may be sought against the Sellers, jointly and severally, pursuant to this Agreement (collectively, an “Indemnity Tax Matter”), then the following shall apply:

(a) After the Company receive actual notice of such claim or alleged deficiency, the Buyer shall, or the Buyer shall cause the Company to, promptly (but in any event within three (3) Business Days) notify the Sellers in writing of such claim or alleged deficiency.

(b) The Sellers shall have the right to represent the interests of the Company before the relevant Governmental Authority with respect to any Indemnity Tax Matter and shall have the right to control the defense, compromise or other resolution of any such Indemnity Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Indemnity Tax Matter. The Buyer shall have the right (but not the duty) to participate in the defense of such Indemnity Tax Matter and to employ counsel, at the Buyer’s own expense, separate from counsel employed by the Sellers, and the Sellers shall keep the Buyer informed with respect to the commencement, status and nature of any such Indemnity Tax Matter and will, in good faith, allow the Buyer to consult with it regarding the conduct of or positions taken in any such Action.

(c) Notwithstanding the provisions of Section 10.2(b), the Sellers shall not settle or compromise any Indemnity Tax Matter without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned, or delayed, unless such settlement or compromise would have no net adverse Tax impact upon the Company or the Buyer, which shall be determined taking into account any indemnification payment actually made by the Sellers to the Company and/or the Buyer pursuant to the provisions hereof coincident with any such settlement or compromise, in which case the consent of the Buyer shall not be required with respect to such settlement or compromise.

10.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement, will be borne and paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

10.4 Certain Definitions. For purposes of this Article X the following terms shall have the following meanings:

(a) "Post-Closing Tax Period" means any taxable period beginning after the Closing Date.

(b) "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date, including without limitation the pre-Closing portion of any Straddle Period.

10.5 Liability for Taxes.

(a) The Sellers will be solely responsible, jointly and severally, for the following Taxes (collectively, the "Pre-Closing Tax Liabilities"): (i) all Taxes imposed upon the Sellers, (ii) all Taxes imposed upon any Company with respect to Pre-Closing Tax Periods and which are attributable to operations of the Company prior to the Closing Date; and (ii) with respect to Straddle Periods (if any), all Taxes imposed upon the Company which are allocable, pursuant to Section 10.1(b), to the Pre-Closing portion of such Straddle Period. Any payment to Sellers pursuant to this section shall be treated as an adjustment to the Purchase Price.

(b) The Company will be solely responsible for any and all Taxes (collectively, the "Post-Closing Tax Liabilities") of, or payable by, the Company that do not constitute Pre-Closing Tax Liabilities, including without limitation, in the case of Taxes with respect to a Straddle Period, all Taxes which are allocable, pursuant to this Article X, to the portion of such taxable year or period commencing after the Closing Date.

ARTICLE XI
MISCELLANEOUS

11.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable law.

11.2 Released Claims. Upon the signing of this Agreement, each of Buyer, on the one hand, and Seller Entities and Seller Parties, on the other hand, hereby remises, releases, acquits, satisfies and forever discharges the other Party of and from actions, claims, and causes of action directly or indirectly related to activities between the Parties prior to the signing of this Agreement (the “Released Claims”), based on mutual agreement between the Parties. Each Party warrants to the other Party that it has not assigned or transferred, nor purported to assign or transfer, to any person or entity whatsoever, any of the Released Claims. The scope of the foregoing release shall include, but is not limited to, a release of any and all claims for punitive damages, consequential or other indirect damages, or any other form of damages or relief, or any claims for breach of contract, misrepresentation, fraud, negligence or breach of the covenant of good faith and fair dealing. For purposes of clarity, this provision expressly preserves each party's right to pursue claims arising under this Agreement.

11.3 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

11.4 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

11.5 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Seller Parties, and, in the case of assignment by the Seller Parties or the Company, the Buyer.

11.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.7 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	Smart For Life, Inc.
990 S Rogers Circle, Suite 3
Boca Raton, FL 33487
Attention: Alfonso J. Cervantes
Email: aj.cervantes@bonnesantegroup.com

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, D.C. 200036
Attn: Louis A. Bevilacqua
Email: lou@bevilacquapllc.com
Fax: 202-869-0889

If to the Sellers

Or to the Company:	Purely Optimal Nutrition Inc.
Attn: Dannel Tan

Email: danneltan@pearlwestgroup.com

with a copy to:	Ecommerce Law Group
16160 SW 41st St, Suite 1
Miramar, FL 33027
Attn: Pinky Herao
Email: pinky@ecommlawgroup.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

11.8 Governing Law; Mediation; Arbitration.

(a) This Agreement shall be governed by and construed under the laws of the State of Florida without regard to the choice of law principles thereof.

(b) The parties hereto agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of JAMS or any other procedure upon which the parties may agree. The parties hereto further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party's notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The parties hereto agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation). The parties hereto further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The provisions of this section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c) All disputes, controversies or claims between the parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved or resolved through mediation shall be finally resolved and settled by arbitration administered by the JAMS in accordance with its commercial arbitration rules. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in Miami, Florida, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Miami, Florida for such purpose and for the purpose of exercising any equitable remedies available to the parties hereunder, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

11.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

11.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

11.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

11.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

11.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

Smart For Life, Inc.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

COMPANY:

Purely Optimal Nutrition Inc.

By:	/s/ Dannel Tan
Name:	Dannel Tan
Title:	Chief Executive Officer

SELLERS:

Tan Enterprises Inc.

By:	/s/ Dannel Tan
Name:	Dannel Tan
Title:	Chief Executive Officer

Avaliant Holdings Corporation

By:	/s/ Jason Kwan
Name:	Jason Kwan
Title:	Chief Executive Officer

Timur Kim

/s/ Timur Kim

Dannel Tan

/s/ Dannel Tan

Jason Kwan

/s/ Jason Kwan